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                     U.S.    SECURITIES AND EXCHANGE COMMISSION Washington, D.C.
                             20549

                                     FORM 3

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

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1. Name and Address of Reporting Person*

    Haber                              Bruce                  J.
    BJH Management, LLC
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   (Last) (First) (Middle)

       145 Huguenot Street, Suite 405
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                                    (Street)

       New Rochelle                   NY                    10801
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   (City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

     December 30, 2002
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
     52-2313346
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4.   Issuer Name AND Ticker or Trading Symbol

     Emergent Group, Inc. "EMGR"
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5.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [(1)] Director [X] 10% Owner [(1)] Officer (give title below) [(1)]Other (specify below)
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable Line)

     [_]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                          3. Ownership Form:
                               2. Amount of Securities       Direct (D) or
1. Title of Security              Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

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    Common Stock                    11.502,970                  D
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


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*  If the form is filed by more than one reporting person, see Instruction
   5(b)(v).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

                                                                          (Over)
                                                                 SEC 1473 (3-99)

              TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED (e.g., puts, calls, warrants, options, convertible securities)

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


                                                3. Title and Amount of Securities                     5. Owner-
                                                   Underlying Derivative                                 ship
                                                   Security                                              Form of
                       2. Date Exercisable        (Instr. 4)                                             Derivative
                          and Expiration Date     --------------------------------- 4.    Conver-        Security:
                         (Month/Day/Year)                                  Amount         sion or        Direct      6. Nature of
                         ----------------------                            or             Exercise       (D) or         Indirect
                         Date       Expira-                                Number         Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of             Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares         Security       (Instr.5)     (Instr. 5)
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

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
Explanation of Responses:

(1) On December 30, 2002, Mr. Haber entered into an employment contract agreeing to become chairman of the Board and Chief Executive Officer of the Issuer, subject to the Issuer being current with all reports under the Securities Act of 1934, as amended. On December 30, 2002, BJH Management, LLC, a company owned by Mr. Haber, acquired 11,502,970 shares of the Issuer's Common Stock for services rendered. Of the 11,502,970 shares, 6,573,126 shares are owned and will be promptly transferred to Mr. Haber and 4,929,844 shares are owned and will be transferred to Louis Buther.

                                                                 1-7-03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
                  BRUCE J. HABER


BJH MANAGEMRNT,LLC

                                                                 1-7-03
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
BY:    BRUCE J. HABER

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


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